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                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of October 7, 1998, is between Red Brick Systems, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of July 21, 1997 (the "Rights Agreement"); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.  AMENDMENT OF SECTION 1.

         a. Section 1 of the Rights Agreement is amended by adding thereto a new definition immediately after the definition of "Final Expiration Date" and immediately before the definition of "Person" which new definition shall read as follows:

         "`Merger Agreement' shall mean the Agreement and Plan of Reorganization by and among Informix Corporation, IC Merger Corporation and the Company, dated as of October 7, 1998, as the same may be amended from time to time."

         b. Section 1 of the Rights Agreement is amended by adding thereto a new definition immediately after the definition of "Summary of Rights" and immediately before Section 2 of the Rights Agreement which new definition shall read as follows:

         "`Transaction Documents' shall mean the Merger Agreement, the Company Affiliate Agreements (as defined in the Merger Agreement), the Company Stock Option Agreement (as defined in the Merger Agreement), the Company Voting Agreements (as defined in the Merger Agreement) and Noncompetition Agreements (as defined in the Merger Agreement), as said Transaction Documents or any thereof may be amended from time to time with the prior approval of the Board of Directors of the Company."

     2.  AMENDMENT OF SECTION 7(a).

         Section 7(a) of the Rights Agreement is amended by deleting the word "or" immediately preceding clause (iii) thereof and by adding the following new phrase immediately


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following clause (iii) thereof:  "or (iv) immediately prior to the Effective
Time of the Merger (each as defined in the Merger Agreement)."

     3.  ADDITION OF NEW SECTION 35.

         The Rights Agreement is amended by adding a new Section 35 thereof which shall read as follows:

         "Section 35. EXCEPTION FOR TRANSACTION DOCUMENTS. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date, Section 11(a)(ii) Trigger Date nor a Shares Acquisition Date shall be deemed to have occurred, neither Parent or Merger Sub (each as defined in the Merger Agreement) nor any of their affiliates shall be deemed to have become an Acquiring
         Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case solely by reason of (a) the approval, execution or delivery of any of the Transaction Documents or any amendments to any thereof approved in advance by the Board of Directors of the Company or
         (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any the transactions contemplated by the Transaction Documents in accordance with the provisions of the Transaction Documents, including the Merger (as defined in the Merger Agreement)."

     4.  EFFECTIVENESS.

     This Amendment shall be deemed effective as of October 7, 1998 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Furthermore, prior to the termination of the Merger Agreement, this Amendment may not be amended by the Company without the prior written consent of Informix Corporation in its sole discretion.

     5.  MISCELLANEOUS.

     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                       RED BRICK SYSTEMS, INC.

                                       By: /s/ Phillip M. Fernandez
                                           -------------------------------------
                                       Name: Phillip M. Fernandez
                                             -----------------------------------
                                       Title: Executive Vice President and
                                              Chief Operating Officer
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                                       HARRIS TRUST AND SAVINGS BANK

                                       By: /s/ Thomas Blatchford
                                           -------------------------------------
                                       Name: Thomas Blatchford
                                             -----------------------------------
                                       Title: Trust Administrator
                                              ----------------------------------